                                                                                                                                                            Exhibit 99.1

For Immediate Release	Contact: Frank Paci
October 14, 2008	(919) 774-6700

The Pantry Comments on Preliminary Financial Results

SANFORD, N.C.--(BUSINESS WIRE)-- October 14, 2008--The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that it expects its earnings per share for its fiscal year ended September 25, 2008, to exceed its fiscal 2007 earnings of $1.17 per share.

For its fiscal year 2008, the Company’s merchandise and retail gasoline sales are expected to be approximately $1.64 billion and 2.1 billion gallons, respectively. The merchandise gross profit margin is expected to be below the previously announced guidance range of 36.8% to 37%, due to higher than expected LIFO charges. The retail gasoline margin is expected to be near the top end of the previously announced guidance range of 10 to 12 cents per gallon. The Company expects that fiscal 2008 store operating and general and administrative expenses will be slightly above the high end of the previously announced range of $605 to $610 million.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2007 of approximately $6.9 billion. As of September 25, 2008, the Company operated 1,653 stores in eleven states under select banners, including Kangaroo Express, its primary operating banner. The Company’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private

Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: the ability of the Company to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; the ability of the Company to integrate acquisitions into its operations; fluctuations in domestic and global petroleum and gasoline markets; realizing expected benefits from the Company’s fuel supply agreements; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the Company’s markets; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including the Company’s principal suppliers of gasoline and merchandise, and their ability to continue to supply its stores; environmental risks associated with selling petroleum products; and governmental regulations, including those relating to the environment. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company's estimates and plans as of October 14, 2008. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.